AMENDMENT NO. 1 TO
                           SUCCESS BANCSHARES, INC.
                            1995 STOCK OPTION PLAN


     Article IV of the Plan is hereby amended in its entirety to read as follows:

"IV. ELIGIBILITY FOR PARTICIPATION

     Each Participant receiving an Incentive Option must be a Key Employee of the Company or of an Affiliate at the time an Incentive Option is granted.

     The Board or if such authority be delegated, the Committee, may at any time and from time to time grant one or more Options to one or more Key Employees or Key Non-Employees and may designate the number of Shares to be subject to each Option so granted, provided, however, that no Incentive Options shall be granted after the expiration of ten (10) years from the earlier of the date of the adoption of the Plan by the Company or the approval of the Plan by the stockholders of the Company, and provided, further, that the fair market value of the Shares (determined at the time the Option is granted) as to which Incentive Options are exercisable for the first time by any Key Employee during any single calendar year (under the Plan and under any other Incentive Option plan of the Company or an Affiliate) shall not exceed $100,000.

     Notwithstanding any of the foregoing provisions, the Board (or the
Committee if applicable) may authorize the grant of an Incentive Option to a person not then in the employ of the Company or of an Affiliate, conditioned upon such person becoming eligible to become a Participant at or prior to the execution of the Option Agreement evidencing the actual grant of such Option."